Exhibit 10.2

Certain identified information has been excluded from this document pursuant to the Instructions As To Exhibits of Form 20-F because disclosure would constitute a clearly unwarranted invasion of personal privacy. Redacted information is indicated by [***].

Execution Version

To:	IREN Limited Level 6, 55 Market Street Sydney, NSW 2000 Australia Email: [***]
From:	Citibank, N.A. 388 Greenwich Street New York, NY 10013 Attention: Equity Derivatives
Re:	Forward Stock Purchase Transaction
Date:	December 3, 2024

Dear Sir / Madam:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the transaction entered into between Citibank, N.A. (“Dealer”) and IREN Limited (“Counterparty”) on the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. Each party further agrees that this Confirmation together with the Master Agreement evidence a complete binding agreement between Counterparty and Dealer as to the subject matter and terms of the Transaction to which this Confirmation relates and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

The definitions and provisions contained in the 2006 ISDA Definitions (the “Swap Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions” and together with the Swap Definitions, the “Definitions”) in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation.  In the event of any inconsistency between the Swap Definitions and the Equity Definitions, the Equity Definitions shall govern and in the event of any inconsistency between the Definitions and this Confirmation, this Confirmation shall govern.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1.          This Confirmation evidences a complete binding agreement between Counterparty and Dealer as to the terms of the Transaction to which this Confirmation relates. This Confirmation (notwithstanding anything to the contrary herein) shall be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Master Agreement”) as if Dealer and Counterparty had executed an agreement in such form (but without any Schedule except for (i) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine) and (ii) the election that the “Cross-Default” provisions of Section 5(a)(vi) of the Master Agreement shall apply to Dealer with (a) a “Threshold Amount” of 3% of the shareholders’ equity of Dealer’s ultimate parent on the Trade Date, (b) “Specified Indebtedness” having the meaning set forth in Section 14 of the Master Agreement, except that it shall not include any obligation in respect of deposits received in the ordinary course of Dealer’s banking business, (c) the phrase “, or becoming capable at such time of being declared,” being deleted from clause (1) of such Section 5(a)(vi) of the Master Agreement, and (d) the following sentence being added to the end of Section 5(a)(vi) of the Master Agreement: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature; (ii) funds were available to enable the relevant party to make payment when due; and (iii) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”) on the Trade Date.  In the event of any inconsistency between the provisions of the Master Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates.  The parties hereby agree that no transaction other than the Transaction to which this Confirmation relates shall be governed by the Master Agreement.

2.          The Transaction constitutes a Share Forward Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:
Trade Date:	December 3, 2024
Effective Date:	December 6, 2024, subject to cancellation of the Transaction as provided in Section 7(c).
Seller:	Dealer
Buyer:	Counterparty
Shares:	The ordinary shares, no par value, of Counterparty (Ticker Symbol: “IREN”).
Number of Shares:	Initially 5,701,203 Shares. On each Settlement Date, the Number of Shares shall be reduced by the Daily Number of Shares for such Settlement Date.
Daily Number of Shares:
To the extent Physical Settlement is the applicable Settlement Method, for any Valuation Date occurring prior to the Maturity Date, the number of Shares specified by Dealer in the related Settlement Notice (as defined below under “Valuation Dates”), which shall not exceed the Number of Shares on such Valuation Date, and for the Valuation Date occurring on the Maturity Date, if any, the Number of Shares on such Valuation Date.

Maturity Date:
August 15, 2030 or such earlier Physical Settlement Date following the Note Maturity Date on which Counterparty notifies Dealer that it can make the representations required to be made by Counterparty on the Settlement Date for Physical Settlement (or, in each case, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day).

Forward Price:	$12.93
Prepayment:	Applicable
Prepayment Amount:	$73,716,554.79
Prepayment Date:	The Effective Date, so long as no cancellation of the Transaction has occurred as provided in Section 7(c).
Exchange:	The Nasdaq Global Select Market
Related Exchange(s):	All Exchanges.
Calculation Agent:
Dealer; provided that, following the occurrence and during the continuance of an Event of Default pursuant to Section 5(a)(vii) of the Master Agreement with respect to which Dealer is the sole Defaulting Party, Counterparty shall have the right to designate a nationally recognized third party dealer in over-the-counter corporate equity derivatives to replace Dealer as the Calculation Agent, and the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent.

Following any adjustment, determination or calculation by the Calculation Agent hereunder, upon a written request by Counterparty, the Calculation Agent will promptly (but in any event within five Scheduled Trading Days) provide to Counterparty in writing a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such adjustment, determination or calculation (including any assumptions used in making such adjustment, determination or calculation), it being understood that in no event will the Calculation Agent be obligated to share with Counterparty any proprietary or confidential data or information or any proprietary or confidential models used by it in making such adjustment, determination or calculation or any information that is subject to an obligation not to disclose such information.

Settlement Terms:
Hypothetical Dealer:
A hypothetical financial institution subject to the same securities, tax and other laws, rules and regulations and related self-regulatory requirements, policies and procedures (including those of any securities or other regulators, exchanges and self-regulating organizations) as those to which Dealer is subject.

Applicable Hedge Positions:
At any time, any Hedge Positions that Dealer determines that a Hypothetical Dealer (acting in good faith and in a commercially reasonable manner) would consider necessary to hedge through the Hedge Positions alone the equity price risk and dividend risk of entering into and performing its obligations with respect to the Transaction at that time. The parties acknowledge that this does not restrict or otherwise affect the agreements and acknowledgments set forth in Section 13.2 of the Equity Definitions or any Hedge Positions or Hedging Activities which any Hedging Party may choose to purchase, sell, enter into, maintain or undertake.
Dealer shall notify Counterparty promptly after it determines that a Hypothetical Dealer would have fully established its Applicable Hedge Positions, and Dealer shall use its commercially reasonable efforts to cause such notice to be delivered as promptly as practicable following June 15, 2030 (the “Note Maturity Date”).

Default Settlement Method:	On any date that is not a Physical Settlement Date, Cash Settlement. On any Physical Settlement Date, Physical Settlement.
Settlement Method Election:
Applicable solely on a Physical Settlement Date; provided that if Counterparty is electing a Settlement Method other than the Default Settlement Method, such Settlement Method Election will be effective only if Counterparty represents and warrants to Dealer in writing on the date of such Settlement Method Election that (i) Counterparty is not in possession of any material non-public information regarding Counterparty or the Shares and (ii) such election is being made in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.
Without limiting the generality of the foregoing, Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Sections 9 and 10(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, if applicable, section 606 and Part 7.10 of the Corporations Act 2001 (Cth) (“Corporations Act”) as amended, and in each case the rules and regulations promulgated thereunder in respect of such election.

Electing Party:	Counterparty
Settlement Method Election Date:	The second Scheduled Valid Day prior to the relevant Valuation Date.
Physical Settlement Date:
Any date (a) on or after the date that Counterparty provides to Dealer evidence that: (i) a valid Counterparty Shareholder Purchase Approval has been obtained and is in full force until Counterparty delivers a notice to Dealer that such Counterparty Shareholder Purchase Approval has lapsed; or (ii) the laws of the jurisdiction of Counterparty’s organization permit Counterparty’s acquisition of Shares pursuant to the terms of this Transaction (including as a result of Counterparty being a corporation organized under the laws of the United States, any State thereof or the District of Columbia) to the reasonable satisfaction of Dealer based on advice of counsel, in each case, together with a written statement that the representations contained in Section 6(r) are true and correct as of and as if made on such date, and (b) on or after the date that Dealer has notified Counterparty in writing that it has determined that either: (1) a Hypothetical Dealer would have fully established its Applicable Hedge Positions which are sufficient to facilitate the Dealer delivering Shares in accordance with the terms of this Confirmation; or (2) a Hypothetical Dealer would not require such Applicable Hedge Positions in order to facilitate such Share  delivery.

Counterparty Shareholder Purchase Approval:

A special resolution by the shareholders of Counterparty authorizing a selective off-market buy-back of the Number of Shares to be delivered to Counterparty under this Confirmation in accordance with the terms of this Transaction pursuant to section 257D of the Corporations Act. Such resolution will be in full force on a day for the purposes of the Physical Settlement Date if (1) the resolution was passed within the previous 12 month period ending on that day; and (2) the resolution has not otherwise ceased to be in full force and effect (including through amendment or revocation) (“Annual Buy-back Mandate Renewal”).

Physical Settlement:	In lieu of Section 9.2(a)(iii) of the Equity Definitions, Dealer will deliver to Counterparty the Daily Number of Shares for the related Valuation Date on the relevant Settlement Date.
Settlement Date:	The date that is one Settlement Cycle following the relevant Valuation Date.
Cash Settlement:	In lieu of Sections 8.4 and 8.5 of the Equity Definitions, Dealer will deliver to Counterparty the Cash Settlement Amount on the relevant Cash Settlement Payment Date.
Settlement Currency:	USD.
Cash Settlement Amount:	With respect to the Cash Settlement Valuation Date, an amount in USD equal to (i) the Number of Shares multiplied by (ii) the Cash Settlement Reference Price.

Cash Settlement Reference Price:
The per share price as determined by the Calculation Agent in good faith and a commercially reasonable manner by using a volume-weighted method (taking into account the sale price received in connection with the disposition of the Hedge Shares in accordance with Section 7(o) below) minus (ii) the Commission Amount.

Commission Amount:	USD0.02
Valuation Dates:
(a) Any Scheduled Trading Day following the Effective Date designated by Dealer in a written notice (a “Settlement Notice”) that is delivered to Counterparty at least one Scheduled Trading Day prior to such Valuation Date, specifying (i) the Daily Number of Shares for each such Valuation Date and (ii) the related Settlement Date(s) and (b) the Maturity Date.
Dealer shall not designate any Valuation Date to occur before the Maturity Date on a date that is not a Physical Settlement Date.

Cash Settlement Valuation Date:	The date on which Dealer has fully disposed of the Hedge Shares in accordance with Section 7(o) below.
Cash Settlement Payment Date:	The date that is one Settlement Cycle immediately following the Cash Settlement Valuation Date.
Market Disruption Event:
The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended (A) by deleting the words “at any time during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “at any time on any Valuation Date” after the word “material,” in the third line thereof, and (B) by replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure, or (iv) a Regulatory Disruption.”
Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:
Any event that Dealer, in its reasonable discretion and in good faith, determines makes it advisable with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures applicable to Dealer, including any requirements, policies or procedures which Dealer determines could apply in relation to any Applicable Hedge Positions hereunder, to refrain from or decrease any market activity in connection with the Transaction. Dealer shall notify Counterparty as soon as reasonably practicable that a Regulatory Disruption has occurred and the Valuation Dates affected by it.

Dividends:
Dividend Payment:	In lieu of Section 9.2(a)(iii) of the Equity Definitions, Dealer will pay to Counterparty the Dividend Amount on the second Currency Business Day immediately following the Dividend Payment Date.
Dividend Amount:
(a) 100% of the per Share amount (net of any deductions or withholdings of applicable Australian taxes on such dividend or distribution to Dealer, limited to the amounts that would apply assuming Dealer is eligible for the income tax treaty between Australia and the United States with respect to such dividends or distribution) of any cash dividend or distribution declared by the Issuer to holders of record of a Share on any record date occurring during the period from, and including, the Effective Date to, but excluding, the final Settlement Date, multiplied by (b) the number of Shares equal to (i) the Number of Shares minus (ii) the number of any Hedge Shares that have been disposed of pursuant to Section 7(o) on or prior to such record date (after giving effect to any reduction on such record date, if such record date is a Settlement Date).

Dividend Payment Date:	Each date on which the relevant Dividend Amount is paid by the Issuer to shareholders of record.
Share Adjustments:
Method of Adjustment:
Calculation Agent Adjustment. For the avoidance of doubt, the payment of any cash dividend or distribution on the Shares shall not constitute a Potential Adjustment Event but instead shall be governed by the provisions set forth under the heading “Dividends” above.

Extraordinary Events:
New Shares:
In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors)”.

Consequences of Merger Events:
Share-for-Share:	Calculation Agent Adjustment
Share-for-Other:	Calculation Agent Adjustment or Cancellation and Payment, at the sole election of Dealer
Share-for-Combined:	Calculation Agent Adjustment or Cancellation and Payment, at the sole election of Dealer
Consequences of Tender Offers:
Share-for-Share:	Calculation Agent Adjustment
Share-for-Other:	Calculation Agent Adjustment
Share-for-Combined:	Calculation Agent Adjustment
Calculation Agent Adjustment:
If, with respect to a Merger Event or a Tender Offer, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a public company limited by shares incorporated under the laws of Australia or a corporation organized under the laws of the United States, any State thereof or the District of Columbia or (ii) the Counterparty to the Transaction following such Merger Event or Tender Offer will not be a public company limited by shares incorporated under the laws of Australia or a corporation organized under the laws of the United States, any State thereof or the District of Columbia, then, in either case, Cancellation and Payment may apply at Dealer’s sole election.

Composition of Combined Consideration:	Not Applicable
Nationalization, Insolvency or Delisting:
Cancellation and Payment; provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.  For purposes of this Confirmation (x) the phrase “will be cancelled” in the first line of Section 12.6(c)(ii) of the Equity Definitions shall be replaced with the phrase “may be cancelled by Dealer” and (y) the words “if so cancelled” shall be inserted immediately following the word “and” in the second line of Section 12.6(c)(ii) of the Equity Definitions.

Additional Disruption Events:
Change in Law:
Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position and/or Applicable Hedge Position” and (iii) replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption, effectiveness or promulgation of new regulations authorized or mandated by existing statute)”.

Failure to Deliver:	Applicable
Hedging Disruption:
Applicable; provided that Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging:
Applicable; provided that for purposes of this Confirmation (x) the comma immediately preceding “(B)” in the seventh line of Section 12.9(b)(vi) of the Equity Definitions shall be replaced with the word “or”, (y) clause (C) of Section 12.9(b)(vi) of the Equity Definitions shall be deleted and (z) the words “either party” in the twelfth line of Section 12.9(b)(vi) of the Equity Definitions shall be replaced with the words “the Hedging Party”.

Loss of Stock Borrow:	Not Applicable
Increased Cost of Stock Borrow:	Not Applicable
Hedging Party:	For all applicable Disruption Events, Dealer.
Determining Party:
For all applicable Extraordinary Events, Dealer ; provided that, when making any determination or calculation as “Determining Party,” Dealer shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Confirmation as if Determining Party were the Calculation Agent.

Following any determination or calculation by Determining Party hereunder, upon a written request by Counterparty, Determining Party will promptly (but in any event within five Scheduled Trading Days) provide to Counterparty in writing a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any assumptions used in making such determination or calculation), it being understood that in no event will Determining Party be obligated to share with Counterparty any proprietary or confidential data or information or any proprietary or confidential models used by it in making such determination or calculation or any information that is subject to an obligation not to disclose such information.

Non-Reliance:	Applicable
Agreements and Acknowledgements Regarding Hedging Activities:	Applicable
Additional Acknowledgements:	Applicable

3.          Account Details:

(a)	Account for payments to Counterparty:

To be provided by Counterparty.

Account for delivery of Shares to Counterparty:

To be provided by Counterparty.

(b)	Account for payments to Dealer:

[***]

Account for delivery of Shares from Dealer:

To be provided by Dealer.

4.          Offices:

The Office of Counterparty for the Transaction is:  Inapplicable, Counterparty is not a Multibranch Party.

The Office of Dealer for the Transaction is: New York, New York

5.          Notices: For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:

IREN Limited
Level 6, 55 Market Street,
Sydney, 2000 NSW Australia
Attention: [***]

(b)	Address for notices or communications to Dealer:

Citibank, N.A.
388 Greenwich Street
New York, NY 10013
Attention:          Equity Derivatives
Telephone No.: [***]
Email:               [***]

6.          Representations, Warranties and Agreements of Counterparty.

Each of the representations and warranties of Counterparty set forth in Section 1 of the Purchase Agreement (the “Purchase Agreement”), dated as of December 3, 2024, among Counterparty and J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as representatives of the Initial Purchasers party thereto (the “Initial Purchasers”), are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein. Furthermore, in addition to the representations set forth in the Master Agreement, Counterparty represents and warrants to, and agrees with, Dealer, on the date hereof, that:

(a)           (i) It is not entering into the Transaction on behalf of or for the accounts of any other person or entity, and will not transfer or assign its obligations under the Transaction or any portion of such obligations to any other person or entity except in compliance with applicable laws and the terms of the Transaction; (ii) it understands that the Transaction is subject to complex risks which may arise without warning and may at times be volatile, and that losses may occur quickly and in unanticipated magnitude; (iii) it is authorized to enter into the Transaction and such action does not violate any laws of its jurisdiction of incorporation, organization or residence (including, but not limited to, any applicable position or exercise limits set by any self-regulatory organization, either acting alone or in concert with others) or the terms of any agreement to which it is a party; (iv) it has consulted with its legal advisor(s) and has reached its own conclusions about the Transaction, and any legal, regulatory, tax, accounting or economic consequences arising from the Transaction; (v) it has concluded that the Transaction is suitable in light of its own investment objectives, financial condition and expertise; and (vi) neither Dealer nor any of its affiliates has advised it with respect to any legal, regulatory, tax, accounting or economic consequences arising from the Transaction, and neither Dealer nor any of its affiliates is acting as agent, or advisor for Counterparty in connection with the Transaction.

(b)          Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least $50 million.

(c)          The reports and other documents filed by Counterparty with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(d)          Counterparty is not entering into the Transaction or amending or taking any action in respect of this Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act and/or the Corporations Act.

(e)          Counterparty is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Exchange Act of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M.  Counterparty shall not, until the second Scheduled Trading Day immediately following the Effective Date, engage in any such distribution.  Counterparty shall not, at any time during (x) the period beginning on, and including, the 32nd Scheduled Trading Day immediately preceding June 15, 2030 and ending on, and including, (i) the second Scheduled Trading Day immediately following June 15, 2030, or (ii) solely to the extent Cash Settlement is the applicable Settlement Method at such time, the second Scheduled Trading Day immediately following the Cash Settlement Valuation Date, (y) the period beginning on, and including, the date on which Counterparty or any subsidiary thereof repurchases, redeems or exchanges any of Counterparty’s 3.25% Convertible Senior Notes due 2030 (the “Notes”) pursuant to the terms thereof, commences a tender offer for the Notes or enters into any agreement to repurchase, redeem or exchange the Notes, and ending on, and including, the second Scheduled Trading Day immediately following the date on which Dealer determines a Hypothetical Dealer would have completed any unwind activity with respect to its Applicable Hedge Positions as a result of any such repurchase, redemption, exchange or tender offer or (z) upon the occurrence of a “Make-Whole Fundamental Change” or the delivery of a “Redemption Notice” by Counterparty (as such terms are defined in the indenture for the Notes), the period beginning on, and including, the “Effective Date” (as defined in the indenture for the Notes) of such Make-Whole Fundamental Change or the date a Redemption Notice is delivered by Counterparty, and ending on, and including, the second Scheduled Trading Day immediately following the date on which Dealer determines a Hypothetical Dealer would have completed any unwind activity with respect to its Applicable Hedge Positions in connection with any “Conversion Date” (as defined in the indenture for the Notes) that occurs “in connection with” such Make-Whole Fundamental Change or Notice of Redemption (within the meaning of the indenture for the Notes) (any period described in clause (x), (y) or (z) a “Prohibited Period”), engage in any such distribution, other than a distribution meeting the requirements of one of the exceptions set forth in Rule 101(b) and Rule 102(b) of Regulation M. Counterparty shall give contemporaneous written notice to Dealer upon it or any of its subsidiaries repurchasing, redeeming or exchanging the Notes pursuant to their terms, commencing a tender offer for the Notes or entering into any agreement to repurchase, redeem or exchange the Notes, and Dealer shall give prompt written notice to Counterparty of its determination of the date on which a Hypothetical Dealer would have completed any unwind activity with respect to its Applicable Hedge Positions as a result of such repurchase, redemption, exchange or tender offer.  By 5:00 p.m. (New York City) time on the Scheduled Trading Day following each “Conversion Date” (as defined in the indenture for the Notes) that occurs “in connection with” such Make-Whole Fundamental Change or Notice of Redemption (within the meaning of the indenture for the Notes), Counterparty shall give written notice to Dealer of the aggregate principal amount of Notes converted on such Conversion Date. In addition, Dealer shall give prompt written notice to Counterparty of its determination of the date on which a Hypothetical Dealer would have completed any unwind activity with respect to its Applicable Hedge Positions in connection with any such Conversion Date.

(f)          The Transaction was approved by the board of directors of Counterparty, and Counterparty is entering into the Transaction solely for the purposes stated in such board resolution.  There is no internal policy of Counterparty, whether written or oral, that would prohibit Counterparty from entering into any aspect of the Transaction, including, but not limited to, the purchases of Shares to be made pursuant hereto.

(g)          Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty’s part; and this Confirmation has been duly and validly executed and delivered by Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(h)          On and immediately after the Trade Date and the Prepayment Date, (A) the assets of Counterparty at their fair valuation exceed the liabilities of Counterparty, including contingent liabilities, (B) the capital of Counterparty is adequate to conduct the business of Counterparty, and Counterparty’s entry into the Transaction will not impair its capital, (C) Counterparty has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature, (D) Counterparty is not “insolvent” (as such term is defined under either or both of: (1) Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”); and (2) the Corporations Act) and (E) Counterparty would be able to purchase the aggregate Shares with an aggregate purchase price equal to the Prepayment Amount in compliance with the laws of the jurisdiction of Counterparty’s incorporation (assuming receipt of the Counterparty Shareholder Purchase Approval).

(i)          Counterparty has made, and will make, all filings required to be made by it with the SEC, Australian Securities and Investments Commission, any securities exchange or any other regulatory body with respect to the Transaction contemplated hereby.

(j)          Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of the certificate of incorporation or by‑laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(k)          No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Confirmation, except (i) such as have been obtained or made and such as may be required under the Securities Act of 1933, as amended (the “Securities Act”), state securities laws, and/or the Corporations Act and (ii) for any Counterparty Shareholder Purchase Approval required for the applicable Settlement Method to be Physical Settlement.

(l)          Counterparty is not and, after giving effect to the transactions contemplated in this Confirmation, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(m)          Counterparty is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act).

(n)          No state or local (including any non-U.S. jurisdiction’s) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.

(o)          On the Trade Date and on any day during a Prohibited Period, neither Counterparty nor any “affiliated purchaser” (each as defined in Rule 10b-18 under the Exchange Act) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares.

(p)          Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(a)(2) thereof.  Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account without a view to the distribution or resale thereof and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

(q)          Counterparty intends to physically settle the Transaction and (i) shall use its reasonable best efforts to obtain a Counterparty Shareholder Purchase Approval (x) as soon as reasonably practicable after Dealer advises that it intends to deliver a Settlement Notice for an aggregate Daily Number of Shares equal to or greater than 25% multiplied by the Number of Shares as of the date of such Settlement Notice (it being understood and agreed that Counterparty shall not be required to call any extraordinary meeting in order to satisfy its obligations pursuant to this clause (x)), and (y) thereafter at a general meeting of Counterparty to be held each year prior to the expiry of the then Counterparty Shareholder Purchase Approval during the term of this Transaction, (ii) shall provide evidence of a valid Counterparty Shareholder Purchase Approval or a copy of each Annual Buy-back Mandate Renewal relating to Physical Settlement of this Transaction to Dealer within five Local Business Days after obtaining such Counterparty Shareholder Purchase Approval or such Annual Buy-back Mandate Renewal, as applicable and (iii) if the Annual Buy-back Mandate Renewal is not obtained at any general meeting of Counterparty to be held during the term of this Transaction, shall within two Local Business Days of the close of such general meeting inform Dealer that the Counterparty Shareholder Purchase Approval has lapsed. For the avoidance of doubt, this Section 6(q) shall not apply at any time at which the laws of Counterparty’s jurisdiction of organization permit Counterparty’s purchase of Shares pursuant to the Transaction (including as a result of Counterparty being a corporation organized under the laws of the United States, any State thereof or the District of Columbia).

(r)          Furthermore, in addition to the representations set forth in the Master Agreement, Counterparty represents and warrants to, and agrees with, Dealer that:

(i)          it and, to the best of its knowledge, any individual who is its officer (as defined in the Corporations Act) or any other person who has authority to take any action in respect of this Transaction (a “Relevant Individual”):

(A) is not in possession of any inside information or material non-public information, howsoever defined under all applicable laws and regulations in each relevant jurisdiction (including, but not limited to, Australia and the U.S.) regarding the Counterparty or the Shares (“MNPI”);

(B) will not seek to terminate, amend or otherwise modify the Transaction while in possession of any MNPI; and/or

(C) at any time up until immediately after termination of the Transaction, will not be engaged in market manipulation or in insider dealing under any applicable legislation in any relevant jurisdiction (including, but not limited to, Australia and the U.S.), in each case, where doing so would breach an applicable law or regulation;

(ii) without limiting Section 6(k) of this Confirmation, it will comply with all reporting requirements and make any filings and disclosures relating to the Transaction required to be made by it under applicable laws and regulations and the rules of any Exchange, including without limitation, to the extent applicable, the Corporations Act and Australian Securities and Investments Commission Act 2001 (Cth) and regulations promulgated thereunder.  By entering into the Transaction, each party agrees to such disclosure and releases the other party and any of its subsidiaries and Affiliates from any duty of confidentiality owed to it in respect of such information for the purpose of such disclosure;

(iii) the execution, delivery and performance of its obligations under the Transaction (and this Confirmation) will not violate any applicable law or regulation, including but not limited to, any short selling restrictions, applicable to Counterparty, and Counterparty is not engaging in the Transaction contemplated hereunder with the intent to impermissibly avoid any such restrictions; and

(iv) the entering into of the Transaction and any amendment to, or termination of, the Transaction and any related action in connection with the exercise of any rights under the Transaction by it will not cause or result in Counterparty violating any provision of Division 3 of Part 7.10 and section 606 of the Corporations Act.

Counterparty acknowledges that Dealer is entering into the Transaction in express reliance upon the representations, warranties and undertakings set out in, and other terms of, this Confirmation and Agreement. Counterparty undertakes promptly to inform Dealer if any such representation is or becomes untrue or incorrect.

Counterparty makes the representations in Sections 6(r)(i) to (iv) above:

(I) on the Trade Date;

(II) on each day on which it makes any election for the purposes of Settlement Method Election; and

(III) each day on which it receives and/or cancels any Shares in accordance with this Confirmation.

7.	Other Provisions.

(a)  Opinions.  On or prior to the Effective Date, Counterparty shall deliver to Dealer opinions of both New York and Australian counsel, each dated as of the Effective Date, in form and substance reasonably satisfactory to Dealer, with respect to the matters set forth in Section 6(g), Section 6(j) and Section 6(k) of this Confirmation.  Delivery of such opinion to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Master Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Master Agreement.

(b)  Repurchase Notices.  If at any time Counterparty is subject to Section 16 of the Exchange Act, Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares as determined on such day is (i) less than 181.3 million (in the case of the first such notice) or (ii) thereafter more than 24.3 million less than the number of Shares included in the immediately preceding Repurchase Notice.  Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including, if applicable, losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider” or otherwise obtaining “inside information” as defined in the Corporations Act, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing.  If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the reasonable fees and expenses of such counsel related to such proceeding.  Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment.  Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (b) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity.  The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)  Early Unwind.  In the event the sale of the “Firm Securities” (as defined in the Purchase Agreement) is not consummated pursuant to the Purchase Agreement for any reason, or Counterparty fails to deliver to Dealer an opinion of counsel as required pursuant to Section 7(a), in each case by 12:00 p.m. (New York City time) on the Prepayment Date, or such later date as agreed upon by the parties (the Prepayment Date or such later date, the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction (other than as described in clause (iii) hereof) shall be cancelled and terminated, (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction (other than as described in clause (iii) hereof) either prior to or after the Early Unwind Date and (iii) to the extent either party made any payments or deliveries on or prior to the Early Unwind Date, the recipient of such payment or delivery must immediately repay such cash or redeliver such property, as the case may be. Each of Dealer and Counterparty represents and acknowledges to the other that upon an Early Unwind, all obligations with respect to the Transaction (other than as described in clause (iii) hereof) shall be deemed fully and finally discharged.

(d)  Transfer or Assignment.

(i) Either party may transfer or assign any of its rights or obligations under the Transaction with the prior written consent of the non-transferring party, such consent not to be unreasonably withheld or delayed; provided that Dealer may transfer or assign its rights and obligations hereunder, in whole or in part, without Counterparty’s consent, to any affiliate of Dealer (a “Designated Transferee”) (A) whose obligations would be guaranteed by Dealer or Dealer’s ultimate parent or (B) that has, or whose obligations would be guaranteed by a person with, in either case under this clause (B), a rating for its long-term, unsecured and unsubordinated indebtedness at least equivalent to Dealer’s (or its guarantor’s) at the time of such transfer or assignment, provided, however, that, in the case of this clause (B), in no event shall the credit rating of the Designated Transferee or of its guarantor (whichever is higher) be lower than A3 from Moody’s Investors Service, Inc. or its successor or A- from S&P Global Ratings, a division of S&P Global Inc., or its successor; provided further that (i) Dealer will notify Counterparty in writing prior to or promptly after any proposed transfer or assignment to a Designated Transferee, (ii) after any such transfer or assignment, Counterparty will not, as a result of any withholding or deduction made by the transferee or assignee as a result of any tax, receive from such transferee or assignee on any payment date or delivery date (after accounting for amounts paid under Section 2(d)(i)(4) of the Master Agreement as well as such withholding or deduction from the payment or delivery) an amount or a number of Shares, as applicable, lower than the amount or the number of Shares, as applicable, that Counterparty would have received in the absence of such transfer or assignment and (iii) Dealer shall cause the transferee or assignee to make the Payee Tax Representations and provide Counterparty with a complete and accurate U.S. Internal Revenue Service Form W-9 or W-8 (as applicable), and any other tax documentation as may be reasonably requested by Counterparty, prior to becoming a party to the Transaction to permit Counterparty to determine that the results described in clause (ii) will not occur upon or after such transfer or assignment. If at any time at which (A) the Section 16 Percentage exceeds 7.5%, (B) the Forward Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of a portion of the Transaction to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists.  In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Master Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Shares equal to the number of Shares underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 7(g) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Dealer is or may be deemed to be a part of beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent Counterparty is subject to Section 16 of the Exchange Act and, for any reason, the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day.  The “Forward Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the Number of Shares and (B) the denominator of which is the number of Shares outstanding.  The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion.  The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.

(ii) Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations.  Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(e)          Staggered Settlement.  If Dealer reasonably determines that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on any Settlement Date for the Transaction, Dealer may, by notice to Counterparty on or prior to such Settlement Date (a “Nominal Settlement Date”), elect to deliver the Daily Number of Shares otherwise deliverable on such Nominal Settlement Date on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on a Nominal Settlement Date as follows:

(1)
in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (the first of which will be such Nominal Settlement Date and the last of which will be no later than the twentieth (20th) Exchange Business Day following such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date or delivery times;

(2)
the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates or delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date; and

(3)
the Physical Settlement terms will apply on each Staggered Settlement Date, except that the Daily Number of Shares otherwise deliverable on such Nominal Settlement Date will be allocated among such Staggered Settlement Dates or delivery times as specified by Dealer in the notice referred to in clause (1) above.

Notwithstanding anything herein to the contrary, solely in connection with a Staggered Settlement Date, Dealer shall be entitled to deliver Shares to Counterparty from time to time prior to the date on which Dealer would be obligated to deliver them to Counterparty pursuant to the Physical Settlement terms set forth above, and Counterparty agrees to credit all such early deliveries against Dealer’s obligations hereunder in the direct order in which such obligations arise.  No such early delivery of Shares will accelerate or otherwise affect any of Counterparty’s obligations to Dealer hereunder.

(f)          Calculations and Payment Date upon Early Termination.  The parties acknowledge and agree that in calculating a Close-out Amount pursuant to Section 6 of the Master Agreement or a Cancellation Amount pursuant to Section 12.8 of the Equity Definitions Dealer may (but need not) determine losses and gains without reference to actual losses and gains incurred or realized but based on expected losses and gains assuming a commercially reasonable (including without limitation with regard to reasonable legal and regulatory guidelines) “risk bid”, “private placement” discount and/or “volume weighted” valuations were used to determine loss or gain to avoid awaiting the delay associated with closing out any commercially reasonable hedge or related trading position in a commercially reasonable manner prior to or promptly following the designation of an Early Termination Date or other date of cancellation.

(g)          Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events.  Solely on a Physical Settlement Date, if (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to all holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Counterparty’s control, or (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Counterparty’s control), and if Dealer would owe any amount to Counterparty pursuant to Section 6(d)(ii) of the Master Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Obligation”), then Dealer shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below).

Share Termination Alternative:
If applicable, Dealer shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the relevant Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Master Agreement, as applicable, in satisfaction of such Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:
A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation, divided by the Share Termination Unit Price.  The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:
The value to Dealer of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation. For the avoidance of doubt, the parties agree that in determining the Share Termination Delivery Unit Price the Calculation Agent may consider the purchase price paid in connection with the purchase of Share Termination Delivery Property or the per Share unwind price of any Share-linked Hedge Positions, as the case may be.

Share Termination Delivery Unit:
One Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of such Exchange Property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable

Other applicable provisions:
If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”.  “Share Termination Settled” in relation to the Transaction means that the Share Termination Alternative is applicable to the Transaction.

(h)  Securities Contract, Swap Agreement.  The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default, Early Termination Event, Extraordinary Event or Additional Disruption Event under this Confirmation with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(i)  No Collateral, Netting or Setoff.  Notwithstanding any provision of the Master Agreement, or any other agreement between the parties, to the contrary, no collateral is transferred in connection with the Transaction.  Obligations under the Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Master Agreement) against any other obligations of the parties, whether arising under the Master Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Master Agreement) against obligations under the Transaction, whether arising under the Master Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment.

(j)  Status of Claims in Bankruptcy.  Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Counterparty with respect to the Transaction that are senior to the claims of ordinary shareholders of Counterparty in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(k)  Governing Law.  This Confirmation will be governed by, and construed in accordance with, the laws of the State of New York (without reference to choice of law doctrine).  Dealer and Counterparty intend that this Transaction be entered into, and this Confirmation be executed, in the State of New York.

(l)  Waiver of Jury Trial.  Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction.  Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(m)  Tax Disclosure.  Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(n)  Right to Extend.

(i)
Dealer may postpone or add, in whole or in part, any Valuation Dates and related Settlement Dates, or any other date of valuation, payment or delivery by Dealer, with respect to some or all of the Number of Shares hereunder, if Dealer reasonably determines, in its discretion, that such action is reasonably necessary or appropriate to: (i) preserve a Hypothetical Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable a Hypothetical Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if the Hypothetical Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements or related policies and procedures applicable to the Hypothetical Dealer, including any requirements, policies or procedures relating to the Hypothetical Dealer’s hedging activities hereunder (“Relevant Laws” for the purposes of this Section 7(n)); or (ii) comply with any Relevant Laws; provided that in no event shall Dealer have the right to so postpone or add any Valuation Date(s), Settlement Date(s) or any other date of valuation, payment or delivery beyond the 65th Scheduled Trading Day (excluding any Scheduled Trading Day on which a Market Disruption Event occurs) immediately following the Maturity Date.

(ii)
Counterparty may, if Counterparty determines based on the advice of counsel, in good faith and in a commercially reasonable manner, that any of the representations to be repeated on any Settlement Date, in the case that the Settlement Method is Physical Settlement for such Settlement Date, may be incorrect or misleading, postpone such Settlement Date until the earlier of (x) 90 days after such scheduled Settlement Date and (y) the date on which Counterparty makes such representations to Dealer (which representations Counterparty shall make promptly upon determining it is able to do so). If such Settlement Date shall not have occurred by such 90th day, then an Additional Termination Event shall occur in respect of the Transaction with Counterparty as the sole Affected Party.

(o)  Disposition of Hedge Shares.  Solely to the extent that Counterparty has not validly elected Physical Settlement as the Settlement Method for the Transaction by August 1, 2030, with respect to the Shares (the “Hedge Shares”) acquired by Dealer or one of its affiliates for the purpose of hedging its obligations pursuant to the Transaction, Counterparty hereby agrees to take such actions as are described in clause (i) below, unless the undertaking of such actions as described in clause (i) below by Counterparty is waived by Dealer in which case Dealer may choose in its sole discretion that clause (ii) below shall apply.  If (x) in the case of clause (i) below, the registration statement is not timely filed or made effective as described in clause (i) below, the prospectus is unavailable with respect to Dealer for any reason on any date during the term of the Transaction, Counterparty fails to provide the opinions, representations, indemnities, certificates and such other documentation as may be reasonably satisfactory to Dealer in accordance with such clause (i) below or Dealer (or its affiliate) is not satisfied with the results of its “due diligence” investigation with respect to Counterparty, as determined by Dealer (or its affiliate) in its discretion, in each case, Dealer may choose in its sole discretion that clause (ii) below shall apply:

(i)  In order to allow Dealer to sell the Hedge Shares in a registered offering, Counterparty shall use reasonable best efforts to (x) make available to Dealer no later than August 1, 2030 an effective registration statement (or a prospectus supplement in relation to an existing registration statement) under the Securities Act, and the corresponding prospectus to cover the resale of such Hedge Shares by Dealer or its affiliate in form and substance satisfactory to Dealer and (y) keep such registration statement continuously effective at all times during the term of the Transaction with no stop order being in effect with respect to such registration statement.  In connection with the foregoing, Counterparty shall (A) enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering, which shall (1) include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and (2) provide for the payment by Counterparty of all expenses in connection with such resale, including all registration costs and all fees and expenses of counsel for Dealer, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized New York and Australian outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer or one of its affiliates a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities satisfactory to Dealer in its sole discretion, in each case of clauses (A), (B), (C), (D) and (E), at such times as Dealer may request.

(ii)  In order to allow Dealer to sell the Hedge Shares in a private placement, Counterparty shall use reasonable best efforts to enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to reflect such private placement, including, without limitation, adjustments to the Cash Settlement Reference Price (which may be based on the price at which the sales of the Hedge Shares in the private placement are effected) and any other adjustment to compensate Dealer for funding or other costs, expenses or losses and any price discount, in each case incurred by Dealer on the sale of the Hedge Shares in a private placement) and afford Dealer or one of its affiliates a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them).

(p)	Payee Tax Representations.

(i)	For the purpose of Section 3(f) of the Master Agreement, Counterparty makes the representations below:

Counterparty (A) is organized under the laws of Australia, is a tax resident of Australia and is a corporation for U.S. federal income tax purposes, (B) no payment received or to be received under the Master Agreement will be effectively connected with the conduct of a trade or business carried on by it at or through a permanent establishment in the United States and (C) it is a “non-U.S. branch of a foreign person” as that term is used in Section 1.1441-4(a)(3)(ii) of U.S. Treasury Regulations) and a “foreign person” as that term is used in Section 1.6041-4(a)(4) of the United States Treasury Regulations.

(ii)	For the purpose of Section 3(f) of the Master Agreement, Dealer makes the representations below:

Dealer is a “United States person” (as that term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes.

(q)  Withholding Tax Imposed on Payments to Non-U.S. Counterparties under the United States Foreign Account Tax Compliance Provisions of the HIRE Act.  “Indemnifiable Tax”, as defined in Section 14 of the Master Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to FATCA (a “FATCA Withholding Tax”). “FATCA” is defined as Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code. For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Master Agreement.

(r)  Section 871(m). “Indemnifiable Tax”, as defined in Section 14 of the Master Agreement, shall not include any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the Code or any regulations issued thereunder. For the avoidance of doubt, any such tax imposed under Section 871(m) of the Code is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Master Agreement.

(s)  Tax Forms. For the purpose of Sections 4(a)(i) and (ii) of the Master Agreement, Counterparty agrees to deliver to Dealer one executed and completed U.S. Internal Revenue Service Form W-8BEN-E (or successor thereto) and Dealer agrees to deliver to Counterparty, as applicable, a U.S. Internal Revenue Service Form W-9 (or successor thereto). Such forms or documents shall be delivered upon (i) execution of this Confirmation, (ii) Counterparty or Dealer, as applicable, learning that any such tax form previously provided by it has become obsolete or incorrect, and (iii) reasonable request of the other party.

(t)  Wall Street Transparency and Accountability Act.  In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Master Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Master Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Master Agreement)).

(u)  Notice.  Counterparty shall, upon obtaining knowledge of the occurrence of any event that would, with the giving of notice, the passage of time or the satisfaction of any condition, constitute an Event of Default in respect of which it would be the Defaulting Party, a Termination Event in respect of which it would be an Affected Party, a Potential Adjustment Event or an Extraordinary Event (including without limitation an Additional Disruption Event), notify Dealer within one Scheduled Trading Day of the occurrence of obtaining such knowledge.

(v)  Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the final Valuation Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Counterparty shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price; (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares in a manner that may be adverse to Counterparty; (E) each party’s rights and obligations under this Transaction are not dependent or conditional upon Dealer owning or having any legal or equitable interest in the Shares or any expectation of Dealer acquiring such an interest and the fact that Dealer may or may not have such an interest or an expectation of acquiring such an interest shall have no effect whatsoever on the rights and obligations of the parties under this Transaction; and (F) for the avoidance of doubt, notwithstanding any provision of the Equity Definitions: (i) neither party shall acquire any right to exercise, or control the exercise of, any voting or disposal rights relating to any Shares or to give any consent with respect to the Shares by virtue of the Transaction; (ii) the parties are not acting in concert in respect of the exercise of voting or disposal rights relating to any Shares and the parties will make their own determination independently of each other in relation to corporate actions in respect of the Issuer and any Shares that may be held by them; and (iii) there is no agreement, arrangement or understanding between the parties in relation to voting or disposal of any Shares or for the purpose of controlling or influencing the composition of the Issuer's board or the conduct of the Issuer's affairs.  Without limiting the generality of the foregoing, Counterparty shall not be entitled pursuant to the Transaction, whether directly or indirectly, to vote or direct the voting of, or to give or direct the giving of any consent with respect to, any Shares (including any Shares held by or on behalf of Dealer as a hedge for the Transaction), and the parties agree that Dealer under this Transaction shall not take any such directions or instructions from the other party, or any of its officers, directors, employees, agents or representatives, as to such voting or consent.

(w)	US QFC Mandatory Contractual Requirements.

(i)
Limitation on Exercise of Certain Default Rights Related to a Dealer Affiliate’s Entry Into Insolvency Proceedings. Notwithstanding anything to the contrary in this Confirmation or any other agreement, the parties hereto expressly acknowledge and agree that subject to Section 7(w)(ii), Counterparty shall not be permitted to exercise any Default Right against Dealer with respect to this Confirmation or any other Relevant Agreement that is related, directly or indirectly, to a Dealer Affiliate becoming subject to an Insolvency Proceeding.

(ii)
General Creditor Protections. Nothing in Section 7(w)(i) shall restrict the exercise by Counterparty of any Default Right against Dealer with respect to this Confirmation or any other Relevant Agreement that arises as a result of:

1.	Dealer becoming subject to an Insolvency Proceeding; or

2.
Dealer not satisfying a payment or delivery obligation pursuant to (A) this Confirmation or any other Relevant Agreement, or (B) another contract between Dealer and Counterparty that gives rise to a Default Right under this Confirmation or any other Relevant Agreement.

(iii)
Burden of Proof. After a Dealer Affiliate has become subject to an Insolvency Proceeding, if Counterparty seeks to exercise any Default Right with respect to this Confirmation or any other Relevant Agreement, Counterparty shall have the burden of proof, by clear and convincing evidence, that the exercise of such Default Right is permitted hereunder or thereunder.

(iv)	General Conditions.

1.	Effective Date. The provisions set forth in this Section 7(w) will come into effect on the later of the Applicable Compliance Date and the date of this Confirmation.

2.
Prior Adherence to the U.S. Protocol. If Dealer and Counterparty have adhered to the ISDA U.S. Protocol prior to the date of this Confirmation, the terms of the ISDA U.S. Protocol shall be incorporated into and form a part of this Confirmation and shall replace the terms of this Section 7(w). For purposes of incorporating the ISDA U.S. Protocol, Dealer shall be deemed to be a Regulated Entity, Counterparty shall be deemed to be an Adhering Party and this Confirmation and the Agreement shall each be deemed to be a Protocol Covered Agreement.

3.
Subsequent Adherence to the U.S. Protocol. If, after the date of this Confirmation, both Dealer and Counterparty shall have become adhering parties to the ISDA U.S. Protocol, the terms of the ISDA U.S. Protocol will supersede and replace this Section 7(w).

(v)	Definitions. For the purposes of Section 7(w), the following definitions apply:

“Applicable Compliance Date” with respect to this Confirmation shall be determined as follows: (a) if Counterparty is an entity subject to the requirements of the QFC Stay Rules, January 1, 2019, (b) if Counterparty is a Financial Counterparty (other than a Small Financial Institution) that is not an entity subject to the requirements of the QFC Stay Rules, July 1, 2019 and (c) if Counterparty is not described in clause (a) or (b), January 1, 2020.

“BHC Affiliate” has the same meaning as the term “affiliate” as defined in, and shall be interpreted in accordance with, 12 U.S.C. 1813(w) and 12 U.S.C. 1841(k).

“Credit Enhancement” means, with respect to this Confirmation or any other Relevant Agreement, any credit enhancement or other credit support arrangement in support of the obligations of Dealer or Counterparty hereunder or thereunder or with respect hereto or thereto, including any guarantee or collateral arrangement (including any pledge, charge, mortgage or other security interest in collateral or title transfer arrangement), trust or similar arrangement, letter of credit, transfer of margin or any similar arrangement.

“Dealer Affiliate” means, with respect to Dealer, a BHC Affiliate of that party.

“Default Right” means, with respect to this Confirmation (including the Transaction under this Confirmation) or any other Relevant Agreement, any:

(i) right of a party, whether contractual or otherwise (including, without limitation, rights incorporated by reference to any other contract, agreement, or document, and rights afforded by statute, civil code, regulation, and common law), to liquidate, terminate, cancel, rescind, or accelerate such agreement or transactions thereunder, set off or net amounts owing in respect thereto (except rights related to same-day payment netting), exercise remedies in respect of collateral or other credit support or property related thereto (including the purchase and sale of property), demand payment or delivery thereunder or in respect thereof (other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure), suspend, delay, or defer payment or performance thereunder, or modify the obligations of a party thereunder, or any similar rights; and

(ii) right or contractual provision that alters the amount of collateral or margin that must be provided with respect to an exposure thereunder, including by altering any initial amount, threshold amount, variation margin, minimum transfer amount, the margin value of collateral, or any similar amount, that entitles a party to demand the return of any collateral or margin transferred by it to the other party or a custodian or that modifies a transferee’s right to reuse collateral or margin (if such right previously existed), or any similar rights, in each case, other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure; but

(iii) solely with respect to Section 7(w) does not include any right under a contract that allows a party to terminate the contract on demand or at its option at a specified time, or from time to time, without the need to show cause.

“Financial Counterparty” has the meaning given to such term in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 12 C.F.R. 382.1 and 12 C.F.R. 47.2.

“Insolvency Proceeding” means a receivership, insolvency, liquidation, resolution, or similar proceeding.

“ISDA U.S. Protocol” means the ISDA 2018 U.S. Resolution Stay Protocol, as published by ISDA on July 31, 2018.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.81–8 (the “Federal Reserve Rule”), 12 C.F.R. 382.1-7 (the “FDIC Rule”) and 12 C.F.R. 47.1-8 (the “OCC Rule”), respectively. All references herein to the specific provisions of the Federal Reserve Rule, the FDICs Rule and the OCC Rule shall be construed, with respect to Dealer, to the particular QFC Stay Rule(s) applicable to it.

“Relevant Agreement” means this Confirmation (as amended hereto and including the Transaction under this Confirmation) and any Credit Enhancement relating hereto or thereto.

“Small Financial Institution” has the meaning given to such term in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 12 C.F.R. 382.1 and 12 C.F.R. 47.2.

(x)  CARES Act.  Counterparty represents and warrants that it and any of its subsidiaries has not applied, and shall not, until after the first date on which no portion of the Transaction remains outstanding following any final exercise and settlement, cancellation or early termination of the Transaction, apply, for a loan, loan guarantee, direct loan (as that term is defined in the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”)) or other investment, or to receive any financial assistance or relief under any program or facility (collectively “Financial Assistance”) that (a) is established under applicable law (whether in existence as of the Trade Date or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) (i) requires under applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) as a condition of such Financial Assistance, that the Counterparty comply with any requirement not to, or otherwise agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of Counterparty, and that Counterparty has not, as of the date specified in the condition, made a capital distribution or will not make a capital distribution, or (ii) where the terms of the Transaction would cause Counterparty to fail to satisfy any condition for application for or receipt or retention of the Financial Assistance (collectively “Restricted Financial Assistance”); provided, that Counterparty or any of its subsidiaries may apply for Restricted Financial Assistance if Counterparty either (a) determines based on the advice of outside counsel of national standing that the terms of the Transaction would not cause Counterparty or any of its subsidiaries to fail to satisfy any condition for application for or receipt or retention of such Financial Assistance based on the terms of the program or facility as of the date of such advice or (b) delivers to Dealer evidence or other guidance from a governmental authority with jurisdiction for such program or facility that the Transaction is permitted under such program or facility (either by specific reference to the Transaction or by general reference to transactions with the attributes of the Transaction in all relevant respects).  Counterparty further represents and warrants that the Prepayment Amount is not being paid, in whole or in part, directly or indirectly, with funds received under or pursuant to any program or facility, including the U.S. Small Business Administration’s “Paycheck Protection Program”, that (a) is established under applicable law, including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) requires under such applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) that such funds be used for specified or enumerated purposes that do not include the purchase of the Transaction (either by specific reference to the Transaction or by general reference to transactions with the attributes of the Transaction in all relevant respects).

[Signatures to follow on separate page]

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to Dealer.

Yours sincerely,

CITIBANK, N.A.
By:	/s/ Eric Natelson
Name: Eric Natelson
Title: Authorized Signatory

Confirmed as of the date first
above written:

IREN LIMITED
By:	/s/ Michael Alfred
Name: Michael Alfred
Title: Director

By:	/s/ Sunita Parasuraman
Name: Sunita Parasuraman
Title: Director

[Signature Page to Prepaid Forward Confirmation]